Exhibit 99.1

WeWork Announces New SoftBank Appointment to Board of Directors and Designates Chairman

NEW YORK, NY – March 29, 2022 – WeWork Inc. (NYSE: WE), a leading global flexible space provider, today announced that Saurabh Jalan, Partner at SoftBank Group International (“SBGI”), has joined WeWork’s Board of Directors. Jalan will bring his extensive experience working with global technology platforms to WeWork’s Board of Directors. Additionally, the Board has appointed WeWork CEO Sandeep Mathrani to the position of Chairman of the Board; Mathrani has served on the Board since he was appointed CEO of WeWork in February 2020.

In his current role at SBGI, Jalan oversees large, global investments, including SoftBank’s stakes in WeWork, T-Mobile US, Deutsche Telekom AG, TelevisaUnivision, Inc. and Snapdeal. Jalan has been with SoftBank since 2015, and has spent time in the United States, Europe, India and South East Asia as SoftBank scaled its technology investing efforts. Prior to joining SoftBank, Jalan held positions at AEA Investors, a middle-market private equity firm based in London, and, prior to that, at Silver Lake Partners, a technology-focused private equity firm based in New York and London.

“Having worked closely with the WeWork management team over the past several years as they led the company’s turnaround, I am looking forward to supporting them in building on WeWork’s leadership in the flexible space market,” said Jalan.

Since Mathrani’s appointment as CEO, he has spent the last two years leading the organization’s transformation efforts. Under his leadership, the company has made significant progress in streamlining operations, stabilizing the space-as-a-service business, while finding new ways to monetize WeWork’s existing footprint and technology. In his role as Chairman, Mathrani will leverage his deep understanding of WeWork’s business to elevate opportunities that support the short- and long-term growth of the company. Mathrani will partner with Bruce Dunlevie, who will continue to serve as WeWork’s Lead Independent Director, to set the agenda for the Board.

“Sandeep’s appointment as Chairman is a testament to the high esteem in which he is held by WeWork’s Board of Directors, as well as his tremendous commitment to WeWork’s business, its members and employees,” said Bruce Dunlevie, Lead Independent Director of the Board, and general partner of Benchmark Capital, WeWork’s first institutional investor. “In just two years as CEO, Sandeep has not only rebuilt WeWork’s foundation, but has oriented the company’s path towards sustainable profitability through disciplined growth and innovation.”

About WeWork

WeWork Inc. (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become one of the leading global flexible space providers committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

Contacts:

Press

Nicole Sizemore

press@wework.com

Investor Relations

Chandler Salisbury

investor@wework.com

Category: Investor Relations

Source We Work